GMAC

Commercial Mortgage

Annual Statement as to Compliance

For the Year Ended December 31, 2001

GMAC Commercial Mortgage Securities Inc.

Series 2000-C3

Pursuant to Section 3.13 of the Pooling and Servicing Agreement governing the refernced transaction, I hereby attest that:

A review of the activities of GMAC Commercial Mortgage Corporation as Master Servicer during the period, and of its performance under this Trust and Servicing Agreement, has been made under my supervision.

To the best of y knowledge, based on such review, GMAC Commercial Mortgage Corporation as Master Servicer, has fulfilled in all material respects its obligations ender this Pooling and Servicing Agreement throughout the period.

GMAC Commercial Mortgage Corporation, as Servicer has received no notice regarding qualifications, or challenging the status, of the trust Fund as a REMIC or of the Grantor Trust as a "Grantor Trust" under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

GMAC COMMERCIAL MORTGAGE CORPORATION

Brian T. Stauffer

By: Brian T. Stauffer

Title: Senior Vice President

Date: March 29, 2002

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200 Witmer Road P.O. Box 1015 Horsham, PA 19044-8015